Exhibit 99.1
Oceaneering International, Inc. Announces Financial and Operational Update

HOUSTON, March 31, 2020 – Oceaneering International, Inc. ("Oceaneering") (NYSE:OII) today announced that it is confirming its first quarter 2020 guidance. However, consequent to the emerging global public health threat caused by the COVID-19 virus and the sudden collapse of crude oil pricing, Oceaneering also announced that it is withdrawing its full-year 2020 financial guidance. Additionally, Oceaneering expects to lower its organic capital expenditures for 2020 to between $60 million and $80 million and reduce its Unallocated Expenses to an average per quarter in the upper $20 million range.

Rod Larson, President and Chief Executive Officer, stated, “Our first priority is the health and safety of our employees and our customers, and we have implemented preventative measures and developed corporate and regional response plans to minimize exposure and prevent infection while fully supporting our customers’ global operations. We anticipate the disruptions caused by the coronavirus pandemic and the deteriorating fundamentals of the crude oil market will adversely affect our businesses and, therefore, have withdrawn our 2020 financial guidance. We are closely monitoring these developing situations and proactively managing our businesses to minimize negative impacts.

“We are moving quickly to implement strategies to reduce costs, increase operational efficiencies, and lower our capital spending. We expect to provide more specifics around these efforts in our first quarter 2020 earnings results.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking.  The forward-looking statements in this press release include the statements concerning Oceaneering’s: first quarter 2020 guidance; expected range for organic capital expenditures and Unallocated Expenses; plans to minimize exposure and prevent infection while fully supporting our customers’ global operations; anticipation that disruptions of current events will affect its businesses; managing its businesses to minimize negative impacts; implementation of strategies to reduce costs, increase operational efficiencies, and lower its capital spending; and future disclosure of more specific information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions affecting Oceaneering’s business. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission.

Oceaneering is a global provider of engineered services and products, primarily to the offshore energy industry.  Through the use of its applied technology expertise, Oceaneering also serves the defense, entertainment, and aerospace industries.

For more information on Oceaneering, please visit www.oceaneering.com.

Contact:
Mark Peterson
Vice President, Corporate Development and Investor Relations
Oceaneering International, Inc.
713-329-4507
investorrelations@oceaneering.com